Exhibit (b)(1)

Execution Version

BARCLAYS BANK PLC 745 Seventh Avenue New York, New York 10019	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street, 10th Floor New York, New York 10281

CONFIDENTIAL

October 21, 2012

Global Generations International Inc.

c/o Permira Advisers LLC

320 Park Avenue, 33rd Floor

New York, New York 10022

Attention: Nic Volpi

Project Anvil

Commitment Letter

Ladies and Gentlemen:

You have advised us that Global Generations International Inc., a newly created entity organized in Delaware (“Holdings” or “you”), formed at the direction of funds advised by Permira Advisers LLC and funds managed by AlpInvest Partners B.V. and GIC Special Investments Pte Ltd (collectively with each of their affiliates, the “Sponsors”), intends, through Global Generations Merger Sub Inc., a newly-formed Delaware corporation wholly-owned by Holdings (“Merger Sub”), to acquire (the “Acquisition”) Arbor (as defined in Exhibit A) (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2012 (together with all exhibits and schedules attached thereto, the “Merger Agreement”), by and among Holdings, the Merger Sub and the Company. You have further advised Barclays Bank PLC (“Barclays”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, collectively, “DB”), RBC Capital Markets (“RBCCM”)1 and Royal Bank of Canada (“Royal Bank of Canada” and, together with RBCCM, “RBC” and, together with Barclays, MSSF, Credit Suisse and DB, the “Agents,” “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Summaries of Principal Terms and Conditions for the Senior Secured Facilities attached hereto as Exhibit B (the “Senior Secured Facilities Term Sheet”) and the Summaries of Principal Terms and Conditions for the Senior Unsecured Bridge Facility attached hereto as Exhibit C (the “Bridge Term Sheet”); together with the Senior Secured Facilities Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

You have further advised the Agents that, in connection therewith, it is intended that the financing for the Transactions will include (a) the senior secured credit facilities (the “Senior Secured Facilities”) described in the Senior Secured Facilities Term Sheet, in an aggregate principal amount of up to $720 million, comprised of a $670 million senior secured term loan facility (the “Term Loan Facility”) and a $50 million senior secured revolving credit facility (the “Revolving Facility”) and (b) either (i) up to $300 million in aggregate principal amount of senior unsecured notes (the “Senior Unsecured Notes” or the “Notes”) in a Rule 144A private placement or (ii) if all or any portion of the Senior Unsecured Notes are not issued on or prior to the Closing Date (as defined below), up to $300 million (less the principal amount of Notes issued on or prior to the Closing Date) of senior unsecured increasing rate loans (the “Senior Unsecured Bridge Loans” or the “Bridge Loans”) under the senior unsecured credit facility (the “Senior Unsecured Bridge Facility” or the “Bridge Facility”) described in the Bridge Term Sheet. The Senior Secured Facilities and the Bridge Facility are collectively referred to herein as the “Facilities.” In connection with the foregoing, (i) Barclays hereby commits on a several, not joint, basis to provide $134 million of the Term Loan Facility, $10 million of the Revolving Facility and $60 million of the Bridge Facility, (ii) MSSF hereby commits on a several, not joint, basis to provide $134 million of the Term Loan Facility, $10 million of the Revolving Facility and $60 million of the Bridge Facility, (iii) CS hereby commits on a several, not joint, basis to provide $134 million of the Term Loan Facility, $10 million of the Revolving Facility and $60 million of the Bridge Facility, (iv) DBNY hereby commits on a several, not joint, basis to provide $134 million of the Term Loan Facility and $10 million of the Revolving Facility and DBCI hereby commits, on a several, not joint, basis to provide $60 million of the Bridge Facility and (v) RBC hereby commits on a several, not joint, basis to provide $134 million of the Term Loan Facility, $10 million of the Revolving Facility and $60 million of the Bridge Facility, in each case subject only to the conditions set forth in the tenth paragraph of this Commitment Letter and in Exhibit D.

It is agreed that each of Barclays, MSSF, CS Securities, DBSI and RBCCM will act as a lead arranger and a joint bookrunner for each of the Facilities (in such capacity, the “Lead Arrangers”). It is agreed that Barclays will act as administrative agent for each of the Senior Secured Facilities and collateral agent for the Senior Secured Facilities, in each case upon terms and subject to conditions set forth or referred to in this Commitment Letter. It is agreed that MSSF will act as administrative agent for the Bridge Facility, in each case upon terms and subject to conditions set forth or referred to in this Commitment Letter. It is further agreed that (i) Barclays shall have “left-side” designation and shall appear on the top left of any Confidential Information Memorandum (as defined below) and all other offering or marketing materials in respect of the Senior Secured Facilities, (ii) MSSF shall have “left side” designation and shall appear on the top left of any Confidential Information Memorandum and all other offering or marketing materials in respect of the Bridge Facility, (iii) that the joint lead arrangers other than Barclays shall appear in order from left to right in the following order: MSSF, CS Securities, DBSI and RBCCM on any Confidential Information Memorandum and all other offering or marketing materials in respect of the Senior Secured Facilities and (iv) that the joint lead arrangers other than MSSF shall appear in order from left to right in the following order: Barclays, CS Securities, DBSI and RBCCM on any Confidential Information Memorandum and all other offering or marketing materials in respect of the Bridge Facility. Prior to the date that is ten business days after the date that you execute and deliver this Commitment Letter, you may appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of any Facility in a manner and with economics determined by you in

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consultation with the Lead Arrangers and reasonably acceptable to the Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of any Facility, the commitments of the Agents in respect of the relevant Facilities will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute an “Agent” hereunder). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender (as defined below) in connection with the Facilities unless you and the Agents shall so agree.

The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Agents’ commitments hereunder to a group of banks, financial institutions and other institutional lenders (together with the Agents, the “Lenders”) identified by the Agents in consultation with you, including any relationship lenders designated by you in consultation with the Agents and, with respect to the syndication of the commitments under the Revolving Facility, subject to your consent (such consent not to be unreasonably withheld or delayed) with respect to both the identity of such Lender and the amount of such Lender’s commitments; provided that, notwithstanding the Agents’ right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (a) any syndication of, or receipt of commitments in respect of, all or any portion of each Agent’s commitments hereunder prior to the initial funding under the Facilities shall not be a condition to such Agent’s commitments nor reduce such Agent’s commitments hereunder with respect to any of the Facilities (other than for the purposes of determining if a Successful Syndication has occurred) (the date of such initial funding under the Senior Secured Facilities, the “Closing Date”), (b) unless you otherwise agree in writing, no assignments may be made prior to the initial funding of the Facilities and we will not enter into any transaction that is designed or intended to relieve us of our commitment set forth herein to fund the Facilities and (c) unless you otherwise agree in writing, the Agents shall retain exclusive control over all rights and obligations with respect to their commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred; provided, further, that in any event the Lead Arrangers agree not to syndicate any of the commitments with respect to the Facilities to any financial institutions or investors designated in writing by Holdings prior to the date hereof (the persons identified in this proviso, “Disqualified Lenders”).

The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is the Agents’ intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree to actively assist the Agents in completing a timely syndication that is reasonably satisfactory to us and you until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 90 days after the Closing Date (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Sponsors and the Company), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Sponsors and the Company to assist), in the preparation of customary confidential information memoranda (the “Confidential Information Memoranda”) for the Facilities (all of which shall be in form and substance consistent with confidential information memoranda in recent transactions sponsored by the Sponsors) and other customary marketing materials to be used in connection with the syndications, and, at the request of the Lead Arrangers, the preparation of versions of the Confidential Information Memoranda that do not

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contain material non-public information concerning the Company, its subsidiaries or their securities for purposes of United States federal and state securities laws; provided that in connection the delivery of the Confidential Information Memoranda and such other marketing materials pursuant to this clause (c), (A) you shall have no obligation to (1) provide any financial information (other than the financial statements referenced in paragraph number 6 of Exhibit D) concerning the Company that the Company does not maintain in the ordinary course of business or (2) deliver any other information not reasonably available to the Company under its current reporting systems, unless any such information referred to in clause (1) or (2) above would be required so that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that nothing in this clause (A) shall be deemed to limit your and the Sponsors’ obligation to prepare Projections (as defined below) for use in the Confidential Information Memorandum and (B) if you and the Sponsors shall in good faith reasonably believe that you have provided the information required to be provided by you for the Confidential Information Memorandum, you may deliver to the Agents written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have satisfied the requirements under this clause (c) to provide such information on the date specified in such notice and the Bank Marketing Period (as defined below) shall be deemed to have commenced on the date specified in such notice (which shall not be earlier than the date of such notice), in each case unless the Agents in good faith reasonably believe that you have not delivered the information and data required to be delivered pursuant this clause (c) and, within three business days after their receipt of such notice from you, the Agents deliver a written notice to you to that effect (stating with specificity which information is required to satisfy your requirements under this clause (c) for purposes of compliance with this condition only), (d) using your commercially reasonable efforts to procure, at least fifteen business days before the Closing Date, corporate ratings for the Borrower and ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (e) the hosting, with the Agents, of up to two meetings of prospective Lenders, at times and locations mutually agreed upon. In addition, during the primary syndications of the Facilities on or prior to the later of (x) the Syndication Date and (y) the Closing Date, (i) you will ensure, and will use your commercially reasonable efforts to cause the Company to ensure that there will not be any competing issues of debt securities or syndicated credit facilities of Holdings, the Company or any of their respective subsidiaries (other than the Facilities, the Notes and as contemplated by the Fee Letter, any other notes or debt securities issued in lieu of the Notes) being offered, placed or arranged that would materially impair the primary syndication of the Facilities (it being understood that any replacements, extensions and renewals of any existing indebtedness of the Company and its subsidiaries that matures prior to the Closing Date, any indebtedness incurred in the ordinary course of business of the Company and its subsidiaries for capital expenditures and working capital purposes and any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement shall not be subject to this clause (i)) and (ii) you agree to use your commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide), promptly to the Agents all available customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all customary financial information and projections relating to the Company and its subsidiaries (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Agents may request. For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below), (i) the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition precedent to the Closing Date.

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The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Facilities (in each case subject to the provisions set forth in this Commitment Letter), including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld or delayed (in the case of the Revolving Facility) and excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed (in the case of the Revolving Facility) and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your rights of appointment as specified above) and the amount and distribution of fees among the Lenders.

You hereby represent and warrant that (but subject to the tenth paragraph hereof, the accuracy of which shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date) (a) (with respect to the Company and its subsidiaries to your knowledge), all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or general industry nature, the “Information”) that has been or will be made available to the Lead Arrangers by you or the Sponsors or any of your or their representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or the Sponsors or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are provided to the Lead Arrangers; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ, and that such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that, (with respect to Information relating to the Company and its subsidiaries, to your knowledge) such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers assume no responsibility for the accuracy or completeness of the Projections.

You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). You hereby acknowledge that the Agents will make available Information and Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities to the proposed syndicate of Lenders, by posting the Information and Projections on Intralinks, SyndTrak Online or similar electronic means. If reasonably requested by the Agents, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will contain only information that (i) is publicly available or (ii) is not material with respect to you, the Company or your or its respective subsidiaries or your or its respective securities for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the

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Lead Arrangers that the public-side version does not include material non-public information about the Company, its subsidiaries or its securities and exculpating you, the Sponsors, the Company and its subsidiaries and us with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof; provided that such exculpation of you, the Sponsors and the Company shall not impact the Lead Arrangers’ right to indemnification hereunder. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC.” You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you notify the Lead Arrangers otherwise): (a) the Term Sheets, (b) drafts and final definitive documentation with respect to the Facilities; (c) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facilities. We shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access.

As consideration for the commitments of the Agents hereunder and its agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Agents and the Agents’ agreement to perform the services described herein are subject only the conditions set forth in Exhibit D (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation (as defined in Exhibit D)) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Facilities shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Facilities Documentation, and (B) such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations, or decline to consummate the Acquisition, under the Merger Agreement as a result of a breach of such representations and warranties (the “Company Representations”), and (ii) the terms of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in Exhibit D are satisfied (it being understood that, to the extent any Collateral (other than assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code, the filing of customary intellectual property security filings with the United States Patent and Trademark Office or the United States Copyright Office, and the delivery of stock certificates and stock powers with respect to the outstanding capital stock of the Borrower and material (to be defined in a manner to be agreed) wholly-owned domestic restricted subsidiaries of the Borrower) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, subject to extensions granted by the Administrative Agent in its reasonable discretion). Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and

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agreement of the Agents and you; provided nothing in the Facilities Documentation shall increase or expand the conditions to initial funding set forth in this paragraph and Exhibit D and, in all other respects, that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and, with respect to other terms, the Documentation Principles. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in the Facilities Documentation relating to due organization, corporate existence and good standing, organizational power and authority (as to the execution, delivery and performance of the applicable Facilities Documentation), the due authorization, execution, delivery and enforceability of the applicable Facilities Documentation, no conflicts of the applicable Facilities Documentation with charter documents, solvency as of the Closing Date of the Borrower and its restricted subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit D), the creation, validity and perfection and first priority status of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence), Federal Reserve margin regulations, PATRIOT Act (as defined below), OFAC in respect of Merger Sub, the Investment Company Act and status as senior debt (if applicable). Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Merger Agreement. This paragraph is referred to as the “Funding Conditions Provision.”

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Facilities is subject to the conditions specified herein, including the execution and delivery of the Facilities Documentation by the Borrower and Guarantors in a manner consistent with this Commitment Letter (including the Documentation Principles and the Funding Conditions Provision); it being acknowledged and agreed that the commitment provided hereunder is subject only to those conditions set forth in the tenth paragraph hereof and on Exhibit D hereto.

You agree (a) to indemnify and hold harmless the Agents and their Related Persons (as hereinafter defined) (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days of the written demand (together with reasonably detailed back-up documentation) for any reasonable out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) arising out of, or in connection

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with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against Barclays or MSSF in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Senior Secured Facilities or Bridge Facility, as applicable), or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld), and (b) to reimburse each Agent and each Indemnified Person on the Closing Date (to the extent an invoice is received as set forth in paragraph 5 of Exhibit D) or, if invoiced after the Closing Date, within 30 days, upon presentation of a summary statement (together with reasonably detailed back-up documentation), for all reasonable out-of-pocket expenses (including but not limited to expenses of such Agent’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to such Agent identified in the Term Sheets and of a single local counsel to such Agent in each relevant jurisdiction and of a single special counsel to such Agent in each relevant specialty (except allocated costs of in-house counsel)), in each case, to the extent incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, without in any way qualifying your other obligations hereunder (including with respect to indemnity above), neither you nor any of your affiliates nor any Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of you or such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any indirect, special, punitive or consequential damages in connection with your or its activities related to this Commitment Letter, the Fee Letter, the Facilities, the Transaction (including the Facilities and the use of the proceeds thereof), or with respect to any activities related to the Facilities; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person means any of such Indemnified Person (including, but not limited to, in its capacities as an Agent or Lead Arranger or any Lender) and their respective affiliates and its or their respective partners, trustees, directors, officers, employees, agents, advisors, members, controlling persons and other representatives thereof. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return any and all amounts paid by you under this paragraph to such Indemnified Person for any such fees, expenses or damages to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof,

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors, Holdings and to your and their respective affiliates, officers, directors, employees, partners, members, stockholders, attorneys, accountants and advisors on a confidential basis, (b) if the Agents consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, to the extent permitted by law, you agree to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Company and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential basis, (ii) you may disclose the

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Commitment Letter and the contents hereof in any proxy or other public filing relating to the Acquisition in the Confidential Information Memorandum for the Facilities and in any prospectus or other offering memorandum relating to the Notes, in each case, in a manner to be mutually agreed upon, (iii) you may disclose these Term Sheets, and the contents hereof, to potential Lenders, equity investors and agents and to rating agencies in connection with obtaining ratings for Holdings and the Facilities on a confidential basis, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (v) to the extent portions thereof have been redacted in a customary manner reasonably satisfactory to the Agents, you may disclose the Fee Letter and the contents thereof to the Company, the initial purchasers of the Notes and their officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. Notwithstanding anything herein to the contrary, Holdings and the Sponsors (and each employee, representative or other agent of Holdings or the Sponsors) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to Holdings or the Sponsors relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates and their respective affiliates’ directors and employees to comply with the applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by the Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates. The provisions of this paragraph shall expire on the date that is three years after the date of this letter.

As you know, each Agent is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, investment banking, financial advisory, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the such Agent and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

Each Agent and its affiliates may have economic interests that conflict with those of the Company and you. You agree that each Agent will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents and you and the Company, your and their respective stockholders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Agents, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each

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Agent is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors or any other person, (iii) the Agents have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any of their affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Agents and their affiliates do not provide tax, accounting or legal advice.

This Commitment Letter and the commitments hereunder (i) shall not be assignable by you (other than to the Borrower, or to other entities established in connection with the Transactions and controlled by the Sponsors, with all obligations and liabilities of you hereunder being assumed by Holdings, the Borrower or such other entities upon the effectiveness of such assignment, and upon such assignment (a) you shall have no further obligations hereunder and thereunder and (b) all references to “you” shall be to Holdings, the Borrower or such entity, as applicable) without the prior written consent of the Lead Arrangers, not to be unreasonably withheld, delayed or conditioned (and any attempted assignment without such consent shall be null and void), (ii) is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), (iii) is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and (iv) is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Agents hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of its affiliates (other than Excluded Parties (as defined below)); provided that with respect to the commitments, any assignments, and the rights and obligations with respect thereto, shall be subject to the limitations set forth in the fifth paragraph of this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf’ or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This commitment letter (including the exhibits hereto) and, together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATED IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT AND WHETHER THERE SHALL HAVE OCCURRED A COMPANY MATERIAL ADVERSE EFFECT, (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED AS CONTEMPLATED BY THE MERGER AGREEMENT AND (C) WHETHER THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THE MERGER AGREEMENT ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY

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THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE MERGER AGREEMENT, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America in each case sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Agent and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case (except with respect to any audit or examination conducted by bank accountants or any self regulatory or governmental or regulatory authority exercising examination or regulatory authority) such Agent agrees, to the extent permitted by applicable law, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Agent or any of its affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any self regulatory or governmental or regulatory authority exercising examination or regulatory authority) such Agent agrees, to the extent permitted by law, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates or any Related Person of the foregoing in violation of any confidentiality obligations owing to you, the Sponsors, the Company or any of its subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by such Agent from a third party that is not to such Agents’ knowledge subject to confidentiality obligations owing to you, the Company or any of its subsidiaries, (e) to the extent that such information is independently developed by such Agent, (f) to such Agent’s affiliates (provided, however, that no such disclosure shall be made to any of its affiliates that are engaged as principals primarily in private equity or venture capital (an “Excluded Party”)) and such Agent’s and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its

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obligations under any Facility (provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or derivatives counterparties or prospective derivatives counterparties shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or derivatives counterparty or prospective derivatives counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation. as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Agent or customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you), (h) to rating agencies in connection with obtaining ratings for the Company and the Facilities; provided that such information is limited to Exhibit B or (i) for purposes of establishing a “due diligence defense.” The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder. Neither the Agents nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Agents nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Agents nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. The provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by each Agent or its affiliates or its or their respective Representatives in favor of any of the Company, its subsidiaries or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement). In no event shall any disclosure of information referred to above be made to any Disqualified Lender. The provisions of this paragraph shall expire on the date that is two years after the date of this letter if the Transactions have not been consummated.

The indemnification, fees and expenses, confidentiality, syndication, jurisdiction, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be of no further force and effect (or, and, if applicable, be superseded by the Facilities Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (the “PATRIOT Act”), the Agents and each other Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow the Agents or such Lender to identify such Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to the Agents executed counterparts hereof and the Fee Letter not later than 5:00 p.m., New York City time, on October 26, 2012. The Agents’

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commitments hereunder and agreements contained herein will expire at such time in the event that the Agent has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Secured Facilities does not occur on or before April 22, 2013, then this Commitment Letter and the commitments and undertakings of the Agents hereunder shall automatically terminate unless the Agents shall, in their discretion, agree to an extension. Additionally, the commitments of the Agents with respect to the Bridge Facility shall terminate in the event the Acquisition is consummated without any borrowings under the Bridge Facility. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder in full but not in part at any time upon written notice to them from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and the Fee Letter.

[Remainder of this page intentionally left blank]

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The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Christina Park
Name: Christina Park
Title: Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Stephen B. King
Name: Stephen B. King
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

By:	/s/ Alex Verdone
Name: Alex Verdone
Title: Associate

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Benjamin Gohman
Name: Benjamin Gohman
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Catherine Madigan
Name: Catherine Madigan
Title: Managing Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Catherine Madigan
Name: Catherine Madigan
Title: Managing Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Stephen Schlosser
Name: Stephen Schlosser
Title: Director

By:	/s/ Michael Walsh
Name: Michael Walsh
Title: Managing Director

ROYAL BANK OF CANADA

By:	/s/ Miguel A. Roman
Name: Miguel A. Roman
Title: Managing Director

Accepted and agreed to as of

the date first above written:

GLOBAL GENERATIONS

INTERNATIONAL INC.

By:	/s/ Nic Volpi
Name: Nic Volpi
Title: Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

Project Anvil

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Certain funds advised by Permira Advisers LLC and funds managed by AlpInvest Partners B.V. and GIC Special Investments Pte Ltd (collectively with each of their affiliates, the “Sponsors”), together with certain other investors that are limited partners in certain of the funds advised by the Sponsors, arranged by and designated by the Sponsors before the Closing Date (collectively with the Sponsors, the “Investors”) intend to consummate the Acquisition as described below; provided that Permira shall directly or indirectly (by contract or otherwise) control not less than 51% of the voting interests in Holdings on the Closing Date.

In connection with the foregoing, it is intended that:

a)	A new entity formed at the direction of the Sponsors (“Holdings”) will, through a newly formed domestic wholly-owned entity (“Merger Sub”), acquire (the “Acquisition”) the Company pursuant to an Agreement and Plan of Merger, dated as of October 21, 2012 (as amended and in effect from time to time, the “Merger Agreement”), among Merger Sub, Holdings and the Company. Pursuant to the Acquisition, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation, of which Holdings will own 100% of its capital stock.

b)	The Investors will directly or indirectly contribute an aggregate amount of cash to or in respect of the capital stock of Holdings or Merger Sub, which together with rollover equity in the Company of management, existing members of the board of directors of the Company and Spectrum Equity Investors V, L.P. converted into capital stock of the surviving company in the Acquisition (which, capital stock in Holdings or the Borrower other than common stock, shall be on terms reasonably acceptable to the Agents) will represent not less than 30% of the pro forma total debt and equity capitalization of Holdings and its subsidiaries after giving effect to the Transactions (but without giving effect to any increase in debt incurred to fund any OID or upfront fees pursuant to market flex in the Fee Letter) (collectively, the “Equity Contribution”).

c)	The Borrower will obtain up to $720 million under the Senior Secured Facilities and will issue the Senior Unsecured Notes and/or borrow Senior Unsecured Bridge Loans in an aggregate principal amount of $300 million.

d)	In connection with the consummation of the Transactions, all amounts outstanding under the Company’s and its subsidiaries’ existing credit facilities and other debt will be repaid and all commitments in respect of such existing credit facilities and other debt will be terminated, in each case to the extent set forth in the Merger Agreement (the “Refinancing”), except for the Genline capital leases previously identified to the Agents and certain other exceptions to be agreed.

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions.”

A-1

EXHIBIT B

Project Anvil

$720 million Senior Secured Facilities

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the

Commitment Letter to which this term sheet is attached, including Exhibit A.

Borrower:	Either Merger Sub or, following the merger of Merger Sub with and into the Company, the Company (the “Borrower”); provided that the Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly owned domestic restricted subsidiaries as co-borrowers (each, a “Co-Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Agents:	Barclays Bank PLC (“Barclays”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Senior Secured Facilities, a bank or banks to be agreed will act as syndication agent(s) for the Senior Secured Facilities and a bank or banks to be agreed will act as documentation agent(s) for the Senior Secured Facilities, in each case for a syndicate of financial institutions identified by the Lead Arrangers in consultation with you, and, solely with respect to the Revolving Facility, with your consent (such consent not to be unreasonably withheld or delayed) (together with the Agents, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner(s) and Lead Arranger(s):	Each of Barclays, Morgan Stanley Senior Funding, Inc. (“MSSF”), Credit Suisse Securities (USA) LLC (“CS Securities”), Deutsche Bank Securities Inc. (“DBSI”) and RBC Capital Markets (“RBCCM”) (in such capacity, the “Lead Arrangers”), together with any additional lead arrangers and bookrunners appointed in accordance with the third paragraph of the Commitment Letter.

Senior Secured Facilities:

(A)    A senior secured term loan B facility (the “Term Loan Facility”) in an aggregate principal amount of (i) $670 million plus, (ii) at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with (x) the “flex” provisions in the Fee Letter or (y) the issuance of the Senior Unsecured Notes or any other debt securities pursuant to any offering by Merger Sub, the Company or any of their direct or indirect subsidiaries undertaken to finance the Acquisition, including any securities issued pursuant to a Securities Notice under the Fee Letter (the “Securities”) (the loans under the Term Loan

Facility, the “Term B Loans” and, together with any loans issued under the Incremental Term Facilities or the Refinancing Term Facilities, the “Term Loans”); provided that any increase in the principal amount of the Term Loan Facility pursuant to this clause (ii) shall be without duplication of any amounts drawn under the Revolving Facility for the same purpose as set forth in this clause (ii).

(B)    A senior secured revolving credit facility in an aggregate principal amount of $50 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”; and the loans thereunder, the “Revolving Loans”), of which $25 million will be available in the form of letters of credit.

The Term Loan Facility shall be available to the Borrower and shall be available to be drawn in USD only. The Revolving Facility shall be available to be drawn in (i) USD and (ii) Euros and Pounds Sterling not to exceed an aggregate amount to be mutually agreed.

In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (on same-day notice) of up to $12.5 million. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

If any Lender becomes a Defaulting Lender (as defined below), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non- Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Administrative Agent may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans under the Revolving Facility and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Lenders.

“Defaulting Lender” means any Lender whose acts or failure

to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Revolving Loans or reimbursement obligations required to be made by it under the Revolving Facility, which refusal or failure is not cured within two business days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Lender (as defined below) or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or generally under other agreements in which it commits to extend credit; (iv) a Lender has failed, within three business days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

Incremental Facilities:	The Senior Secured Facilities will permit the Borrower to (a) add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”), and (b) add one or more revolving credit facilities and/or increase commitments under the Revolving Facility (any such revolving credit facility or increase, an “Incremental Revolving Facility;” the Incremental Term Facilities and the Incremental Revolving Facilities, the “Incremental Facilities”); provided that (i) the Borrower is in pro forma compliance with the Financial Covenant (as defined below but (1) assuming the commitments under such Incremental Revolving Facility were fully drawn and (2) excluding the cash proceeds of any borrowing under any such Incremental Facility) contained in the Senior Facilities Documentation; (ii) the Incremental Facilities do not exceed an aggregate principal amount of up to (a) $150 million (minus indebtedness incurred pursuant to clause (a) of the Ratio Debt Basket (as defined below)) plus (b) an additional amount so long as the Total Net Secured Leverage Ratio (as defined below) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis after giving effect to such Incremental Facility ((1) assuming all commitments under any such Incremental Revolving Facility were fully drawn and (2) excluding the cash proceeds of any borrowing under any such Incremental Revolving Facility), does not exceed 4.00 to 1.00, (iii) no Lender will be required to participate in any such Incremental Facility, (iv) the Incremental Facilities will be obligations of the Borrower and the Guarantors and rank pari passu in right of payment and security with the other Senior Secured Facilities, (v) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the Term Loan Facility and any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the Revolving Facility, (vi) the weighted average life to maturity of any such Incremental Term Facility shall not be shorter than the weighted average life of the Term Loan Facility, (vii) subject to clauses (v) and (vi) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder and each Incremental Revolving Facility shall not have amortization, (viii) no event of default shall have occurred and be continuing or would result therefrom, (ix) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or an Adjusted LIBOR or ABR floor greater than 1.25% or 2.25%, respectively, with such increased original issue discount or upfront fees based on an assumed four-year life to maturity for purposes of determining any increase to the applicable interest margin under the Term Loan Facility or the Revolving Facility applicable to any Incremental Facility will be determined by the Borrower and the lenders providing such Incremental Facility; provided that with respect to any Incremental Term Facility or any Incremental Revolving Facility made on or prior to the date that is two years after the Closing Date, the all-in yield will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including the Adjusted LIBOR and ABR floors), original issue discount (“OID”) (with OID being equated to interest based on an assumed four-year life to maturity) and upfront fees (which shall be deemed to constitute like amount of OID), but excluding any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such Incremental Term Facility, which shall not be included and equated to the interest rate) for the existing Term Loan Facility or the Revolving Facility, as the case may be, unless the interest rate margins with respect to the existing Term Loan Facility or Revolving Facility, as the case may be, are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Facility and the corresponding all in yield on the existing Term Loan Facility or the Revolving Facility, as the ease may be, minus 0.50%, (x) Incremental Facilities may be incurred in any currency in which Term Loans or Revolving Loans may be borrowed, which are acceptable to the Administrative Agent and the lenders providing such Incremental Facility, (xi) (except to the extent permitted by clauses (iv) through (x) above), all terms and documentation with respect to any Incremental Facility which (A) are not consistent with or materially more restrictive on Holdings and its restricted subsidiaries (when taken as a whole) than those with respect to the loans under the applicable Senior Secured Facility) (but excluding any terms applicable after the final maturity date of the Term Loan Facility) or (B) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall be reasonably satisfactory to the Administrative Agent and (xii) any new Lenders providing an Incremental Revolving Facility will be subject to the consent of the Swingline Lender and the Issuing Lender.

As used herein, the “Total Net Secured Leverage Ratio” means the ratio of total secured debt for borrowed money (calculated net of unrestricted cash and cash equivalents) to trailing four-quarter EBITDA (as defined below).

“EBITDA” is to be defined in a manner consistent with the Bank Documentation Principles (other than as set forth below and the absence of deduction of net gain from currency translation) with add-backs to include, without limitation, the following:

(i) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transactions projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after the Closing Date, which are factually supportable and subject to a cap, together with add-backs under clauses (ii) and (vi), during the test period, of not more than 15% of EBITDA (before giving effect to adjustments in this clause (i) or clause (ii) or (vi));

(ii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives which are factually supportable and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after such transaction or initiative is initiated subject to a cap, together with the add-backs under clauses (i) and (vi), during the test period of not more than 15% of EBITDA (before giving effect to adjustments in this clause (ii) or clause (i) or (vi));

(iii) adjustments and add-backs specifically identified in the Sponsor model delivered to the Administrative Agent on or prior to the date of the Commitment Letter (the “Sponsor Model”);

(iv) non-cash charges and extraordinary, unusual or non recurring charges;

(v) cash restructuring charges and carve-out related items;

(vi) business optimization expenses subject to a cap, together with the add-backs under clauses (i) and (ii), during the test period of not more than 15% of EBITDA (before giving effect to adjustments in this clause (vi) or clause (i) or (ii));

(vii) foreign exchange adjustments;

(viii) costs and expenses in connection with the Transactions;

(ix) management fees and other transaction fees to the extent permitted under the Senior Facilities Documentation; and

(x) interest, taxes, amortization, depreciation and other add-backs consistent with the Bank Documentation Principles.

Refinancing Facilities:	The Senior Facilities Documentation will permit the Borrower to refinance loans under the Term Loan Facility or commitments under the Revolving Loan Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Facilities Documentation with the consent of the Borrower, the Administrative Agent and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility or in the case of loans refinancing the Term Loan Facility, with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral on a pari passu basis with the Senior Secured Facilities or junior lien secured notes or loans that will be secured by liens on the Collateral on a subordinated basis to the liens securing the Senior Secured Facilities (and such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to, or have a shorter weighted average life than, the date that is 91 days after the final maturity of the loans under the Term Loan Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility being refinanced, (iii) if any Refinancing Debt is secured, it shall not be secured by any assets other than Collateral, (iv) if any Refinancing Debt is guaranteed, it shall not be guaranteed by any subsidiary of the Borrower other than the Subsidiary Guarantors, (v) other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than those applicable to the Term Loan Facility or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility and revolving credit commitments existing at the time of such refinancing), (vi) any secured Refinancing Debt shall be subject to an intercreditor agreement consistent with an agreed form, (vii) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans and (viii) the aggregate amount of any Refinancing Debt shall not exceed the principal amount of indebtedness and commitments being refinanced or replaced thereunder, plus interest, premiums, fees and expenses.

Purpose:

(A)    The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Secured Facilities (the “Closing Date”), together with the proceeds of the issuance of the Notes or other debt securities pursuant to any offering by Merger Sub, the Company or any of their direct or indirect subsidiaries undertaken to finance the Acquisition, including any securities issued pursuant to a Securities Notice under the Fee Letter (“Securities”) and/or borrowings of the Bridge Loans and proceeds of the Equity Contribution and cash on hand of the Company, solely to pay the consideration for the Acquisition, to effect the Refinancing of existing indebtedness of the Company and its subsidiaries (including accrued and unpaid interest and applicable premiums) and to pay costs and expenses related to the Transactions.

(B)    The letters of credit and proceeds of borrowings under the Revolving Facility will be used by the Borrower and its respective subsidiaries for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions); provided that the amount of the Revolving Facility available on the Closing Date shall be subject to the limitation set forth below.

Issuance Price:

(A)    Term Loan Facility: 99.00%; provided that the discount to par reflected in the issuance price of Term Loans may, at the election of the Lead Arrangers, be taken in the form of an upfront fee paid on the Closing Date.

(B) Revolving Facility: 100%, with an upfront fee of 0.50%.

Availability:	(A) The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be re-borrowed.

(B)    Up to (i) $5 million in loans under the Revolving Facility (exclusive of letter of credit usage) plus (ii) any amounts required to fund OID or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter and to fund any or all original issue discount or upfront fees in connection with the issuance of the Senior Unsecured

         Notes or any other Securities, may be made available on the Closing Date to finance the Transactions; provided that any drawing of the Revolving Facility pursuant to clause (ii) above shall be without duplication of any increase in the principal amount of the Term Loan Facility for the same purpose as set forth in this clause (ii). Additionally, letters of credit may be issued on the Closing Date in order to backstop or replace existing letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit) under the facilities no longer available to the Company or any of its affiliates as of the Closing Date. Otherwise, Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be re-borrowed.

Prior Notice of Borrowings:	Adjusted LIBOR loans shall be made available to the Borrower upon at least 3 business days’ advance notice. ABR loans shall be made available to the Borrower on same-day notice.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans plus 2.00% per annum.

Letters of Credit:

An aggregate amount of up to $25 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by Barclays and other Lenders reasonably acceptable to the Borrower and the Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments.

If any Lender becomes a Defaulting Lender, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Notwithstanding anything to the contrary herein, neither Barclays nor any of its affiliates shall be required to issue any commercial letters of credit hereunder.

Final Maturity and Amortization:	(A) Term Loan Facility: The Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date; provided that notwithstanding the foregoing, the Senior Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche) (any such loans that have been so extended, the “Extended Term Loans”).

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments will terminate, on the date that is five years after the Closing Date; provided that the Senior Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (it being understood that each Revolving Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender under such tranche) (any such loans or commitments that have been so extended, the “Extended Revolving Loans” and, together with the Extended Term Loans, the “Extended Loans”).

The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, fees, amortization (after maturity of non-extended loans), final maturity date, provisions requiring ratable treatment of non-extended loans and certain other customary provisions to be agreed.

Guarantees:	All obligations of the Borrower under (i) the Senior Secured Facilities (the “Borrower Obligations”) and (ii) at the election of Holdings, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements or cash management arrangements entered into with any Lender or any affiliate of a Lender (the “Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and, except to the extent prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) whether on the Closing Date or thereafter or by contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, by contract existing when such subsidiary was acquired (including any requirement to obtain the consent of any governmental authority or third party) or resulting in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any domestic subsidiary of a foreign subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”) and any domestic subsidiary of the Borrower that has no material assets other than capital stock of one or more foreign subsidiaries that are CFCs, any domestic captive insurance companies, not-for-profit subsidiaries, special purpose entities, immaterial subsidiaries (defined in a manner to be agreed) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”). Any guarantees to be issued in respect of the Senior Unsecured Notes, the Securities or the Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees. Each guarantee issued in respect of the Senior Unsecured Notes, the Securities and/or Bridge Facility will be automatically released upon the release of the corresponding Guarantee of the Senior Secured Facilities. In addition, certain subsidiaries may be excluded from the guarantee requirements under the definitive documentation related to the Senior Secured Facilities in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject to the investment covenant in the Senior Facilities Documentation, Holdings may designate any subsidiary that does not own equity in a restricted subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to compliance of such restricted subsidiary with the covenants in respect of any liens, debt or investments) so long as (i) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Covenant for the most recently ended fiscal quarter of the Borrower for which financial statements were available regardless of whether the Financial Covenant is then in effect and (ii) no event of default shall exist of would result therefrom. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Facilities Documentation, and the results of operations, indebtedness and cash of unrestricted subsidiaries will not be taken into account for purposes of calculating EBITDA or any financial ratio or covenant contained in the Senior Facilities Documentation, except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Borrower Obligations, the Guarantees and any Hedging/Cash Management Arrangements will be secured by first priority liens on and security interests in substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including, but not limited to, (a) a perfected pledge of the capital stock of the Borrower, (b) a perfected pledge of all of the capital stock directly held by the Borrower or any Guarantor in any material wholly-owned restricted subsidiary (which pledge, in the case of any first-tier foreign subsidiary that is a CFC or any domestic subsidiary that has no material assets other than capital stock of one or more foreign subsidiaries that are CFCs, shall be limited to 65% of the capital stock of such subsidiary and shall be granted pursuant to a security document governed by U.S. law) and (b) perfected security interests (subject to permitted liens to be agreed) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including accounts receivable, inventory, equipment, general intangibles, material fee-owned real property, material intercompany indebtedness and the proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall not include: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) perfection of vehicles and other assets subject to certificates of title, (iii) letter of credit rights and tort claims below a threshold to be agreed, (iv) where grant is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract (existing on the Closing Date or at the time such assets would otherwise be Collateral), requires third party consents or results in adverse tax, accounting or regulatory consequences, (v) margin stock and equity interests in any person other than wholly-owned restricted subsidiaries (but excluding immaterial subsidiaries and other excluded subsidiaries (to be defined consistent with the Bank Documentation Principles)), (vi) where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-

use trademark application under applicable federal law, (x) any assets of foreign subsidiaries that are CFCs and (xi) other exceptions to be mutually agreed upon or that are usual and customary for facilities of this type consistent with the Bank Documentation Principles. The foregoing are, collectively, the “Excluded Assets.”

In addition, (i) no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S, or to perfect any security interests in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (ii) the Borrower shall not be obligated to (a) obtain control agreements for deposit accounts, securities accounts, commodities accounts or any other assets specifically requiring control agreements and (b) obtain leasehold mortgages, landlord waivers or bailee waivers, and (iii) all the above-described pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with the Bank Documentation Principles.

In each applicable instance in this paragraph and the preceding paragraph, materiality shall be determined in a manner to be mutually agreed.

Notwithstanding the foregoing, the requirements of this section shall be subject to the Funding Conditions Provision.

Mandatory Prepayments:	Revolving Facility: None, subject to customary prepayment requirements if borrowings under the Revolving Facility exceed the commitments thereunder.

Term Loan Facility: The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Bank Documentation Principles), with a reduction to 25% and 0% based upon achievement of Total Secured Leverage Ratios not exceeding 3.00:1.00 and 2:00:1.00, respectively; provided that (i) any voluntary prepayments or repurchases of loans (other than from the proceeds of long-term indebtedness) shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis (except that (x) in the case of loans prepaid at a discount to par, such reduction of the amount of Excess Cash Flow prepayments shall be equal to the amount of cash spent to make such prepayment (as opposed to the face amount of loans so prepaid) and (y) in the case of prepayments of Revolving Loans, such reduction of the amount of Excess Cash Flow prepayments shall be permitted only to the extent accompanied by a permanent reduction in Revolving Loan commitments), (ii) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures, permitted investments, permitted acquisitions and certain restricted payments to be agreed, in each case, to the extent financed with internally generated funds and made during such fiscal year, and (iii) any such Excess Cash Flow prepayments shall be required only to the extent by which the amount of the prepayment exceeds $5 million; (b) 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings, the Borrower or any of their respective restricted subsidiaries (other than indebtedness permitted under the Senior Secured Facilities or used to repay the Senior Unsecured Bridge Loans); and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds, but with exceptions for sales of inventory and other ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business and other exceptions to be set forth in the Senior Facilities Documentation) in excess of $5 million per annum and subject to the right of the Borrower and its restricted subsidiaries to (I) apply such proceeds to other indebtedness secured by the Collateral on a pari passu basis permitted under the Senior Facilities Documentation to the extent a mandatory prepayment is required under the terms of such indebtedness (such indebtedness being, for purposes hereof, the “Other Applicable Indebtedness”); provided that such proceeds may only be applied to the Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans, (II) reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 6 months after such initial 12 month period, and (III) other exceptions to be agreed upon. Notwithstanding the foregoing, all mandatory prepayments from foreign subsidiaries’ Excess Cash Flow and asset sales (including insurance and condemnation proceeds) will be limited to the extent resulting in material adverse tax consequences and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors); provided that (i) the Borrower and its restricted subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments without violating local law or incurring material adverse tax consequences, (ii) certain intercompany investment and loan capacity will be restricted in a manner to be reasonably agreed while such local law or tax consequences restrict mandatory prepayment and (iii)

permitted foreign debt, to the extent outstanding and that can be prepaid without such consequences, is prepaid in a commensurate amount in lieu of such mandatory prepayments.

Within the Term Loan Facility, mandatory prepayments shall be applied, first (if elected by the Borrower), to the next four scheduled installments of principal of the Term Loan Facility, and second, to the remaining scheduled installments of principal of the Term Loan Facility (other than the final installment at maturity) of principal of the Term Loan Facility on a pro rata basis, and third, to the final installment of principal of the Term Loan Facility and any Incremental Facility at maturity.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any prepayment requirements of the Notes and/or Bridge Facility and any other debt, may be retained by the Borrower and its restricted subsidiaries.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and, prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower (or, in the case of no direction, in direct order of maturity).

Documentation:	Definitive documentation for the Senior Secured Facilities (the “Senior Facilities Documentation”) will, to the extent not expressly set forth herein, be based on the BakerCorp credit agreement dated June 2011 and will be prepared by Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to Permira Advisers LLC, negotiated in good faith giving due regard to differences in the business of Holdings and its subsidiaries and reflecting the operational and strategic requirements and limitations of Holdings and its subsidiaries in light of their size, line of business, the proposed business plan, the disclosure schedules in the Merger Agreement and industries, businesses and business practices; provided that the terms of such documentation will be no less favorable, taken as a whole, to the Borrower than those applicable to the Borrower in its existing credit agreement dated September 2010; provided, further, that facilities documentation may be modified to take into account operational and administrative changes reasonably requested by the Administrative Agent (collectively, the “Bank Documentation Principles”). The Senior Facilities Documentation for the Senior Facilities shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its restricted subsidiaries (and, where indicated, Holdings), and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Bank Documentation Principles as applied to transactions of this kind.

Representations and Warranties:	Limited to the following: organizational status; authority; execution; delivery and enforceability; no violation of, or conflict with law, charter documents or material agreements; litigation; margin regulations; governmental and regulatory approvals; FCPA, Investment Company Act; PATRIOT Act, OFAC, accuracy of disclosure; financial statements and projections; no material adverse change (after the Closing Date); no undisclosed liabilities; capitalization; taxes; ERISA compliance; intellectual property; labor matters; creation and perfection and priority of security interests; environmental laws; properties; and consolidated closing date solvency; status of obligations under the Senior Secured Facilities as “senior debt,” subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for knowledge and materiality consistent with the Bank Documentation Principles. The foregoing representations and warranties shall apply to the Borrower and its Restricted Subsidiaries and (solely with respect to organizational existence, organizational power and authority, due authorization, execution and delivery of the Senior Facilities Documentation, enforceability of the Senior Secured Facilities, no conflicts with the Senior Facilities Documentation with organizational documents, Patriot Act and creation, validity and perfection of security interests) Holdings, and (except with respect to organizational existence of the Borrower, organizational power and authority of the Borrower, due authorization, execution and delivery of the Senior Facilities Documentation, enforceability of the Senior Facilities Documentation, no conflicts of the Senior Facilities Documentation with organizational documents, financial statements, no material adverse change, margin regulations, Investment Company Act, OFAC, Patriot Act, accuracy of disclosure as of the Closing Date, solvency of the Borrower and its subsidiaries, taken as a whole, on the Closing Date and the creation, validity and perfection of security interests) shall be subject to exceptions that could not reasonably be expected to have a Material Adverse Effect.

The representations and warranties will be required to be made in connection with each extension of credit after the Closing Date and, subject to the Funding Conditions Provision, the extension of credit on the Closing Date.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Senior Secured Facilities will be subject solely to the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects, except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects, absence of defaults and (when applicable) compliance with the financial covenant.

Affirmative Covenants:	Limited to the following: delivery of annual and quarterly certified financial statements and compliance certificate (to extent compliance with the Financial Covenant is required) and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that, other than with respect to the audit opinion delivered in the fiscal year ending immediately prior to the final maturity of the Term Loans, is not subject to qualification as to “going concern” or the scope of such audit and, in respect of such fiscal year ending immediately prior to final maturity, may have such a qualification only as a result of such upcoming maturity), delivery of notices of defaults and certain material events, commercially reasonable efforts to maintain ratings, inspections (including books and records), maintenance of organizational existence and rights and privileges, maintenance of insurance, payment of taxes, corporate franchises, compliance with laws (including environmental laws), ERISA, good repair, additional guarantors and collateral, use of proceeds, annual budget, interest rate protection (as described below), and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Bank Documentation Principles.

Interest Rate Protection:	Within 90 days after the Closing Date, the Borrower will obtain from a counterparty satisfactory to the Administrative Agent interest rate protection through interest rate swaps, caps or other agreements satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of indebtedness such that not less than 50% of the total funded indebtedness of the Borrower and its respective subsidiaries outstanding as of the Closing Date will be either (i) subject to such interest rate protection agreements or (ii) fixed rate indebtedness, in each case for a period of not less than three years.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in the case of the passive holding company covenant, Holdings): debt (which shall permit any Refinancing Debt and any Incremental Facilities), liens (which shall permit liens securing Refinancing Debt and Incremental Facilities), fundamental changes, investments, loans and advances, changes in lines of business, changes in fiscal year, transactions with affiliates, restrictions on subsidiary distributions, negative pledge clauses, limitation on Holdings’ incurring material liabilities, owning material assets or conducting material business other than as a passive holding company, asset sales, investments (including acquisitions, loans, advances, etc.), prepayments and amendments of subordinated debt, and dividends or distributions on, or redemptions of, Holdings capital stock, in the case of each of the foregoing covenants subject to the exceptions set forth in the “Certain Specified Exceptions” section below and other exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the Bank Documentation Principles.

Certain Specified Exceptions	The Senior Facilities Documentation will contain exceptions to the covenants consistent with the Bank Documentation Principles and including, without limitation:

• No restrictions on capital expenditures.

•        Inclusion of an “available basket” amount which will initially be $25 million and will grow with contributed qualified equity, qualified capital contributions of cash, the cumulative retained portion of Excess Cash Flow, proceeds of asset sales rejected for prepayment by Declining Lenders, returns on investments (including from unrestricted subsidiaries and from re-designations thereof, in each case without duplication of returns included in the calculation of Consolidated Net Income), and re-designation of unrestricted subsidiaries, available for investments, dividends, distributions and prepayments of subordinated debt, in each case subject to the absence of an event of default (and in the case of dividends and distributions, absence of default) and to the Total Net Leverage Ratio being no greater than 5.50 to 1.00 after giving effect thereto.

• Asset sales in an unlimited amount permitted subject to (i) a 75% minimum cash consideration requirement (with assumed liabilities to be treated as cash and other designated non-cash consideration permitted to be treated as cash so long as the total designation of such non-cash consideration outstanding at any time does not exceed 5.0% of the total consolidated assets of the Borrower and its restricted subsidiaries at such time, (ii) receiving fair market value (as determined by the Borrower in good faith), and (iii) a requirement that the net cash proceeds of asset sales be applied in accordance with “Mandatory Prepayments” above.

• Sale/Leasebacks to be permitted in a manner consistent with the Documentation Principles.

•       Acquisitions by the Borrower or any restricted subsidiary permitted (“Permitted Acquisition”) so long as (i) before and after giving effect thereto, no event of default has occurred and is continuing, (ii) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement, and pro forma adjustments, including those referred to in the definition of EBITDA herein) with the Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available regardless of whether the Financial Covenant is then in effect, (iii) the acquired entity and its subsidiaries (other than any designated as an unrestricted subsidiary) will become Guarantors and pledge their Collateral to the Administrative Agent to the extent required by the Senior Facilities Documentation and (iv) the line of business of the acquired entity shall be the same as, related to or incidental to the line business conducted by the Borrower and its restricted subsidiaries. With respect to acquisitions of entities that do not become Guarantors, the consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount not to exceed the sum of (x) an amount to be agreed and (y) the amount of the then “available basket.”

•       Basket for dividends, distributions, prepayments of subordinated debt and investments (including Permitted Acquisitions) not otherwise permitted to the extent of excluded contributions previously made and not used (e.g., cash or cash equivalents constituting proceeds of the issuance of or contributions on qualified capital stock of Holdings or the Borrower); provided that before and after giving effect thereto, no default or event of default has occurred and is continuing;

•       Dividends/distributions exceptions to include, subject to the absence of any default, (i) carve-out for the payment of a regular dividend up to an amount to be agreed but no less than 6.0% per annum of the net proceeds received in an initial public offering, (ii) a general basket of the greater of $50 million per annum and a percentage to approximate $50 million on the Closing Date of consolidated total assets and (iii) tax distributions.

•       Investment exceptions to include (i) a general basket for investments in an outstanding amount not to exceed the greater of $100 million and a percentage to approximate $100 million on the Closing Date of consolidated total assets, (ii) a basket for investments in similar businesses in an outstanding amount not to exceed the greater of $125 million and a percentage to approximate $125 million on the Closing Date of consolidated total assets, (iii) a basket for investments in foreign subsidiaries in an outstanding amount not to exceed the greater of $50 million and a percentage to approximate $50 million on the Closing Date of consolidated total assets and (iv) additional investments in joint ventures in an outstanding amount not to exceed $50 million.

•       Transactions with affiliates (it being understood that transactions approved by a majority of disinterested directors shall be permitted), exceptions to include payment of a management fee in an amount not to exceed $2.0 million per annum plus an amount equal to 1.5% of the EBITDA of any entities acquired pursuant to permitted acquisitions measured as of the date of such acquisition.

•       Prepayment of subordinated debt in an amount not to exceed $15 million (minus the amount of such basket used for dividends/distributions as permitted above) plus the “available basket,” and cashless exchanges of unsecured notes and/or subordinated debt for indebtedness meeting permitted refinancing indebtedness conditions shall be permitted.

•       Lien exception to include (i) liens securing indebtedness incurred under the Ratio Debt Basket, so long as such liens are subject to pari passu or junior lien intercreditor agreements in the forms to be agreed as part of the Senior Facilities Documentation and subject to changes thereto approved by the Borrower and the Required Lenders (which changes will be deemed approved by each Lender who has not objected within five business days following the posting thereof by the Administrative Agent to the Lender, and (ii) liens on assets of non-Guarantor entities (including foreign subsidiaries) so long as such liens secure obligations of non-guarantor entities that are otherwise permitted.

• Payments in respect of withholding or similar taxes payable with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their exercise of options, vesting of restricted stock, or settlement of restricted stock units shall be permitted.

• Payments under AHYDO “catch-up” payment provisions in the Senior Unsecured Term Loans, the Senior Unsecured Exchange Notes, the Notes and/or the Securities shall be permitted.

• Permitted to:

• incur purchase money debt/capital lease obligations not exceeding the greater of $50 million and a percentage to approximate $50 million on the Closing Date of consolidated total assets.

•       So long as no default or event of default has occurred and is then continuing, incur indebtedness not to exceed (a) $150 million (minus indebtedness incurred pursuant to clause (ii)(a) of the Incremental Facilities section), which indebtedness may be secured by the Collateral securing the Senior Secured Facilities or unsecured, plus (b) an unlimited amount of additional indebtedness, subject to, in the case of this clause (b), (i) a Total Net Leverage Ratio (to be defined in a manner consistent with the Bank Documentation Principles and, in any case, to be determined net of all unrestricted cash and cash equivalents, but to exclude the cash proceeds from the indebtedness being incurred) of 5.50 to 1.00 and (ii) if such indebtedness (or other permitted indebtedness) is to be secured by the Collateral securing the Senior Secured Facilities, a Total Net Secured Leverage Ratio of 4.00 to 1.00, subject to the execution of pari passu or junior lien intercreditor agreements (any secured indebtedness incurred hereunder being referred to as the “Ratio Debt Basket”); provided that with respect to any such secured indebtedness incurred pursuant to clause (b)(ii) above, such indebtedness shall (A) have a maturity at least 91 days after the latest date of maturity of the Senior Secured Facilities, a weighted average life to maturity shorter than that of the Term Loan Facility, and no mandatory prepayment prior to the maturity of the Term Loan Facility (other than on a pro rata basis with the Term Loan Facility) (B) in the event such indebtedness is secured by the Collateral securing the Senior Secured Facilities on a pari passu basis, be in the form of debt securities or other indebtedness that is not in the form of a credit facility that could have been incurred as an Incremental Facility, (C) not be guaranteed by any Person that is not a guarantor of the Senior Secured Facilities, (D) not be secured by any assets other than the Collateral and (E) have terms and conditions customary and usual for facilities or securities of its type (other than pricing, rate floors, discounts, fees and optional redemption provisions) and that are either (I) not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Senior Facilities Documentation (when taken as a whole) (it being understood that terms that are substantially similar to the Notes or the Securities are not materially more restrictive for purposes of the foregoing) or (II) customary for the issuance of high yield debt securities; provided, further that any such indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to clauses (a) and (b)(i) above shall be capped at an amount to be agreed.

• Foreign subsidiaries or affiliates may incur other indebtedness in an outstanding principal amount not to exceed $75 million.

• Incur other indebtedness under a general basket in an outstanding principal amount not to exceed $75 million.

•       Assume secured or unsecured indebtedness in connection with permitted acquisitions so long as such indebtedness is not incurred to finance or in contemplation of such acquisition and such assumed indebtedness, (i) if the aggregate indebtedness incurred under this exception exceeds $5 million, after giving effect to the incurrence or assumption of such indebtedness, the Total Net Leverage Ratio would not exceed 5.50 to 1.00 and the Total Net Secured Leverage Ratio would not exceed 3.50 to 1.00 and (ii) before and after giving effect thereto, no event of default has occurred and is continuing.

•       Interest rate protection, commodity trading and hedging, currency exchange and other non-speculative hedging and swap arrangements and cash management arrangements to be permitted in a manner consistent with the Documentation

Principles.

Financial Covenants:	With respect to the Term Loan Facility: None.

With respect to the Revolving Facility: Limited to a maximum Total Net Secured Leverage Ratio.

The Total Net Secured Leverage Ratio will be tested (i) quarterly commencing at the end of the first full fiscal quarter after the Closing Date that the total principal amount of all Revolving Loans, Swingline Loans and Letters of Credit outstanding under the Revolving Facility exceeds $15.0 million and (ii) upon the drawdown of Revolving Loans or Swingline Loans or the issuance of any Letter of Credit that results in the total principal amount of all Revolving Loans, Swingline Loans and Letters of Credit, after giving effect to such drawdown or issuance, exceeding $15.0 million (in which case the Borrower shall be required to comply, on a pro forma basis for such drawdown or issuance, with the Total Net Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered (or was required to deliver) quarterly financial statements (or, if such day is the last day of the fiscal year, annual financial statements).

The financial covenant will be set at a level providing a non-cumulative 30% cushion to EBITDA as set forth in the Sponsor Model; provided, that the maximum permitted Total Net Secured Leverage Ratio shall never be less than 4.00 to 1.00.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity or qualified preferred equity) made to the Borrower after the end of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the Senior Secured Facilities, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the Senior Facilities Documentation other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable available basket or excluded contribution build-up provisions) and (e) there shall be no reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter for which such Specified Equity Contribution was made.

Events of Default:	Limited to the following (to be applicable to Holdings (to the extent provided herein) and the Borrower and its restricted subsidiaries): nonpayment of principal, interest or fees (with grace periods for interest, fees and other amounts); failure to perform negative covenants and, as provided below, the Financial Covenant (and affirmative covenants to provide notice of default or maintain the Borrower’s existence); failure to perform other covenants subject to a 30 day cure period after notice by the Administrative Agent; incorrectness of representations and warranties in any material respect; cross event of default (after expiration of any grace periods) and cross acceleration to material indebtedness; bankruptcy and insolvency of Holdings and its significant subsidiaries; material monetary judgments; ERISA events; invalidity of loan documents, material guarantees or security documents; and Change of Control (as defined below), subject to materiality, threshold, notice and grace period provisions consistent with the Bank Documentation Principles; provided that notwithstanding anything to the contrary in the Senior Facilities Documentation, a breach of the Financial Covenant will not constitute an Event of Default for purposes of the Term Loan Facility or any other facility other than the Revolving Facility, and the Lenders under the Term Loan Facility (or any other facility other than the Revolving Facility) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenant until the date, if any, on which the commitments under the Revolving Facility have been terminated and the loans under the Revolving Facility have been accelerated as a result of such breach.

As used herein, “Change of Control” means, at any time, (a) prior to a Qualified Public Offering (to be defined), (i) Permira shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Holdings and (ii) the Investors shall fail to beneficially own capital stock of Holdings representing a majority of the voting power of Holdings, (b) after a Qualified Public Offering, any

“person” or “group,” other than the Investors, shall beneficially own capital stock of Holdings representing more than 35% of the aggregate ordinary voting power of Holdings and the percentage of the aggregate ordinary voting power represented by such capital stock beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by capital stock of Holdings then beneficially owned by the Investors, unless (i) the Investors have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by persons who were (x) members of the board of directors of Holdings on the Closing Date or nominated by one or more Investors or Persons nominated by one or more Investors or (y) appointed by directors so nominated, (c) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower, or (d) a “change of control” or similar event shall occur under the Senior Unsecured Notes or the Bridge Facility.

Voting:	Amendments and waivers of the Senior Facilities Documentation will require the approval of non-Defaulting Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities held by non-Defaulting Lenders (“Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees owing to such Lender, (C) extensions of the final maturity or the due date of any principal, interest or fee payment, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral (in each case, other than as permitted under the Senior Facilities Documentation), and (E) changes in the voting thresholds and (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided. Notwithstanding the foregoing, (i) amendments and waivers of the Financial Covenant (or of any of the definitions included in the Financial Covenant for purposes of the Financial Covenant) will require only the consent of non-Defaulting Lenders holding more than 50% of the aggregate commitments and loans under the Revolving Facility and no other consents or approvals shall be required, and (ii) amendments and waivers of the Senior Secured Facilities Documentation that affect solely the Lenders under the Term Loan Facility, the Revolving Facility or any Incremental

Facility (including, without limitation, waiver or modification of (x) the conditions to extensions of credit under the Term Loan Facility and the Revolving Facility, (y) the availability and conditions to funding of any Incremental Facility (solely in respect of funding conditions set forth in the relevant incremental amendment, it being understood that any waiver or modification of any funding conditions in respect of any Incremental Facility set forth in the Facilities Documentation shall require the consent of the Required Lenders) and (z) pricing), will require only the consent of non-Defaulting Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Term Loan Facility, Revolving Facility or Incremental Facility) and (i) no other consents or approvals shall be required and (ii) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Term Loan Facility, Revolving Facility or Incremental Facility, as the case may be.

The Senior Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche or term loans, or is modified with the effect of bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

For avoidance of doubt, the Senior Facilities Documentation may be amended in order to modify any provision relating to the pro rata sharing of payments of amount to the Lenders (and, in any case, any provision requiring pro rata payments or sharing of payments in connection with “amend and extend” transactions) with the consent of the Required Lenders.

The Senior Secured Facilities shall contain provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as non-Defaulting Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:	Usual for facilities and transactions of this type and consistent with the Bank Documentation Principles, with provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (which shall include the implementation of any regulations under Dodd-Frank or Basel III regardless of the date enacted) and provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when a majority of Lenders have made such a request. The Senior Secured Facilities shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:	The Lenders will be permitted to assign (a) Term Loans with the consent of the Borrower (not to be unreasonably withheld) and (b) loans and commitments under the Revolving Facility with the consent of the Borrower (not to be unreasonably withheld), the Swingline Lender and the principal Issuing Lenders; provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to the Borrower) or (ii) in the case of the Term Loan Facility, for assignments of loans to any existing Lender, an affiliate of an existing Lender or an approved fund; provided, further, that the consent of the Borrower shall be deemed to be given if the Borrower has not responded within 10 business days of a request for such consent. All assignments will require the consent of the Administrative Agent (unless such assignment is an assignment of Term Loans to another Lender, an affiliate of a Lender or an approved fund) not to be unreasonably withheld, delayed or conditioned. Assignments to any Disqualified Lender (as defined below) and natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

The Lenders will be permitted to sell participations in Term Loans without restriction, other than as set forth in the next two sentences, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (in each case, other than as permitted under the Senior Facilities Documentation). Participations to any

Disqualified Lenders and natural persons shall be prohibited.

The Senior Facilities Documentation shall provide that (a) Term Loans may be purchased and assigned to the Sponsors or any Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (v) no default or event of default has occurred and is continuing at the time of such purchase, (w) Term Loans owned or held by the Sponsors or any Non-Debt Fund Affiliate shall be excluded in the determination of any Required Lender vote, (x) Term Loans owned by the Sponsors and any Non-Debt Fund Affiliate shall not, in the aggregate, exceed 20% of the Term Loan Facility and (y) the Sponsors and any Non-Debt Fund Affiliates shall not be permitted to attend any “lender only” conference calls or meetings or receive any related “lender only” information or bring any claims against any Agent in its capacity as a “Lender.”

In addition, the Senior Facilities Documentation shall provide that the Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

As used herein:

“Non-Debt Fund Affiliate” means any affiliate of Holdings other than (i) Holdings or any subsidiary of Holdings, (ii) any Debt Fund Affiliates and (iii) any natural person.

“Debt Fund Affiliate” means any affiliate of the Sponsors or Holdings that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

In addition, the Senior Facilities Documentation shall provide that, so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided that no proceeds of any Revolving Loans shall be used to make such purchase and such Term Loans shall be automatically and permanently cancelled immediately upon the acquisition thereof by Holdings or any of its subsidiaries.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Agents and the Administrative Agent (without duplication) in connection with the syndication of the Senior Secured Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the definitive documentation for the Senior Secured Facilities (including the reasonable fees, disbursements and other charges of counsel identified herein and of a single local counsel to the Agents in each relevant jurisdiction and of a single special counsel to the Agents in each relevant specialty (except allocated costs of in-house counsel), in each case, to the extent incurred in connection with the Senior Secured Facilities and the preparation of the Commitment Letter, the Fee Letter, the Senior Facilities Documentation and any security arrangements in connection therewith.

The Borrower will indemnify the Agents, the Lead Arrangers, the Lenders and their related persons and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for the Agents and Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction) and liabilities of the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether the Lead Arrangers, the Agents or any Lender is a party thereto and whether such claim, litigation or other proceeding is brought by the Borrower, its equity holders, affiliates, creditors or any other person) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Lead Arrangers, the Agents or any Lender will be indemnified for (i) (a) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (b) a material breach of the Senior Facilities Documentation by any such persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (c) disputes that do not involve an act or omission by you or any of your affiliates and that is between and among indemnified persons (other than any claims against Barclays or MSSF in its capacity or in fulfilling its role as an

Administrative Agent or arranger or any similar role under the Senior Secured Facilities or Bridge Facility) or (ii) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

Governing Law and Forum:	New York.

Counsel to the Agents:	Cahill Gordon & Reindel LLP.

ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, Adjusted LIBOR plus 4.50% or ABR plus 3.50%. From and after the delivery by Holdings to the Administrative Agent of financial statements for the second fiscal quarter following the Closing Date, interest rates under the Revolving Facility and letter of credit fees based on the spread over Adjusted LIBOR shall be subject to (i) a reduction in an amount equal to 0.25% if the Total Net Secured Leverage Ratio is less than or equal to 3.25 to 1.00 and (ii) a further reduction in an amount equal to an additional 0.25% if the Total Net Secured Leverage Ratio is less than or equal to 2.75 to 1.00.

Term Loan Facility

At the option of the Borrower, initially, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

All Senior Secured Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month LIBOR plus 1.00%; provided, that solely in the case of Term Loans, the ABR shall not be less than 2.25% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements; provided, that solely in the case of Term Loans, the Adjusted LIBOR shall not be less than 1.25% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be

Annex I B-1

distributed to the non-Defaulting Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Revolving Facility: Initially, 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable to non-Defaulting Lenders quarterly in arrears commencing after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. From and after the delivery by Holdings to the Administrative Agent of financial statements for the period ending 6 months following the Closing Date, the commitment fee shall be subject to one reduction to 0.375% per annum if the Total Net Secured Leverage Ratio is less than or equal to 2.75 to 1.00.

Swingline loans shall, for purposes of the commitment fee calculations only, not be deemed a utilization of the Revolving Facility.

Annex I B-2

EXHIBIT C

Project Anvil

$300 million Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the

Commitment Letter to which this term sheet is attached, including Exhibit A.

Borrower:	The Borrower under the Senior Secured Facilities (the “Borrower”).

Transactions:	As set forth in Exhibit A.

Agents:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) in respect of the Senior Unsecured Bridge Facility, a bank(s) to be agreed will act as syndication agent for the Senior Unsecured Bridge Facility and a bank(s) to be agreed will act as documentation agent(s) for the Senior Unsecured Bridge Facility, in each case for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Agents, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner(s) and Lead Arranger(s):	Each of MSSF, Barclays Bank PLC (“Barclays”), Credit Suisse Securities (USA) LLC (“CS Securities”), Deutsche Bank Securities Inc. (“DBSI”) and RBC Capital Markets (“RBCCM”) will act as a lead arranger for the Senior Unsecured Bridge Facility (the “Lead Arrangers”) and will perform the duties customarily associated with such role.

Senior Unsecured Bridge Loans:	The Lenders will make senior unsecured increasing rate loans (the “Senior Unsecured Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $300 million minus the aggregate principal amount of Senior Unsecured Notes issued on or prior to the Closing Date.

Issuance Price:	The Senior Unsecured Bridge Loans will be issued at par.

Availability:	The Lenders will make the Senior Unsecured Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Senior Secured Facilities.

Uses of Proceeds:	The proceeds of the Senior Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Facilities, any proceeds from the issuance of the Senior Unsecured Notes, the proceeds from the Equity Contribution and cash on hand at the Borrower to finance the Acquisition.

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Borrower.

Guarantees:	The Senior Unsecured Bridge Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B) (other than the Borrower), on a senior unsecured basis (such guarantees, the “Guarantees”). The Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Guarantees will rank pari passu with the guarantees of the Senior Secured Facilities.

Security	None.

Maturity:

All Senior Unsecured Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, any Senior Unsecured Bridge Loan that has not been previously repaid in full will, subject to no bankruptcy event of default and payment in full of the Conversion Fee (as defined in the Fee Letter), automatically be converted into a senior unsecured term loan (each, a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”). The date on which Senior Unsecured Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Conversion Date.” On the Conversion Date, and on the fifteenth calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II; provided that the Borrower may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100.0 million in aggregate principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Unsecured Bridge Loan Documentation (as hereinafter defined) and will have the same terms as the Senior Unsecured Bridge Loans except as set forth on Annex I. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II.

The Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes shall be pari passu for all purposes.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 825 basis points (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial three-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, subject to the Total Cap (as defined below), interest shall increase by an additional 50 basis points at the beginning of each three-month period for so long as the Senior Unsecured Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase therein described above, the “Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars, adjusted for statutory reserve requirements; provided, that LIBOR shall not be less than 1.25% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the third succeeding paragraph, shall the per annum yield on the Senior Unsecured Bridge Loans exceed the amount specified in the Fee Letter in respect of the Senior Unsecured Bridge Facility as the “Total Cap”.

Following the Maturity Date, all outstanding Senior Unsecured Term Loans will accrue interest at the rate provided for in Annex I, subject to the Total Cap.

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash (except as provided above), quarterly in arrears. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	At the request of the Administrative Agent, overdue principal, interest, fees and other overdue amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Unsecured Bridge Loans, Senior Unsecured Term Loans or Senior Unsecured Exchange Notes affect the payment of any default rate of interest in respect of any Senior Unsecured Bridge Loans, Senior Unsecured Term Loans or Senior Unsecured Exchange Notes.

Mandatory Prepayment:	Prior to the Maturity Date, the Borrower will be required to prepay the Senior Unsecured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with, subject to exceptions and baskets and in any event (in the case of clause (ii) below) no less favorable than those applicable to the Term Loan Facility, (i) the net cash proceeds from the issuance of the Senior Unsecured Notes or any other debt securities, or subject to exceptions to be mutually agreed, other indebtedness for borrowed money of the Borrower and its restricted subsidiaries (such exceptions to include borrowings under any Incremental Facility to fund acquisitions); (ii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities; and (iii) the net cash proceeds received from public equity issuances of Holdings and the Borrower (subject to certain exceptions, including equity issued to the Sponsors). The Borrower will also be required to offer to prepay the Senior Unsecured Bridge Loans following the occurrence of a Change of Control at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment. In the event that any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notified the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate be applied first to prepay the Senior Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Lenders. These mandatory prepayment provisions will not apply to the Senior Unsecured Term Loan.

Optional Prepayment:	The Senior Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	Definitive documentation of the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Loan Documentation”) will, to the extent not expressly set forth herein, be based on the form of, and give due regard to, that certain Indenture, dated as of June 1, 2011, among B-Corp Merger Sub, Inc. and Wells Fargo Bank, National Association, as trustee for the 8.25% Senior Notes due 2019, negotiated in good faith taking into account differences in the business of Holdings and its subsidiaries and reflecting the operational and strategic requirements of the ultimate holding company and its subsidiaries in light of their size, the Sponsor Model, the proposed business plan, the disclosure schedules in the Merger Agreement and industries, businesses and business practices (collectively, the “Bridge Documentation Principles” and, together with the Bank Documentation Principles, the

“Documentation Principles”). Such Senior Unsecured Bridge Loan Documentation shall contain only those payments, Conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit C, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Bridge Documentation Principles as applied to transactions of this kind.

Conditions to Senior Unsecured Bridge Loans:	Under the Senior Unsecured Bridge Loan Documentation, the availability of the initial borrowing under the Senior Unsecured Bridge Facility shall be conditioned upon the satisfaction of the conditions set forth in the tenth paragraph of the Commitment Letter and Exhibit D.

Representations and Warranties:	Subject to the Funding Conditions Provision, the Senior Unsecured Bridge Loan Documentation will contain representations and warranties that are substantially similar to (but not more restrictive than) those for the Senior Secured Facilities, with additional representations and warranties consistent with the Bridge Documentation Principles to the extent necessary to reflect differences in documentation.

Covenants:	The Senior Unsecured Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge Documentation Principles, it being understood and agreed that the covenants of the Senior Unsecured Bridge Loans (and the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes) will be incurrence-based covenants consistent with the Bridge Documentation Principles and shall in no event be more restrictive than the corresponding covenants in the Senior Secured Facilities; provided that the debt incurrence and restricted payments covenants may be more restrictive during the first year after the Closing Date. Prior to the Maturity Date, the covenants of the Senior Unsecured Bridge Loans will be more restrictive than those of the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes, as reasonably agreed by the Administrative Agent and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	The Senior Unsecured Bridge Loan Documentation will contain such events of default (including grace periods and threshold amounts) as are consistent with the Bridge Documentation Principles, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy and insolvency of the Borrower and its significant restricted subsidiaries; material monetary judgments; ERISA events; and invalidity of material guarantees.

Assignment and Participation:	The Lenders will have the right to assign Senior Unsecured Bridge Loans after the Closing Date; provided that prior to the Maturity Date, the consent of the Borrower (not to be unreasonably withheld, and to be deemed given 10 days following any request for consent if not previously denied) shall be required with respect to any assignment if, subsequent thereto, the Agents would hold, in the aggregate, less than 51% of the outstanding Senior Unsecured Bridge Loans; provided, further, that that no such consent shall be required after the occurrence and during the continuance of a payment or bankruptcy default or a Demand Failure Event (as defined in the Fee Letter dated as of the date hereof). Each assignment will be in an amount of an integral multiple of $1.0 million or, if less, all of such Lender’s remaining Senior Unsecured Bridge Loans. Assignments to any Disqualified Lender (as defined below) and natural persons shall be prohibited.

The Lenders will be permitted to sell participations in Senior Unsecured Bridge Loans without restriction, other than as set forth in the next two sentences, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Senior Unsecured Bridge Loan Documentation). Participations to any Disqualified Lenders and natural persons shall be prohibited.

Voting:	Amendments and waivers of the Senior Unsecured Bridge Loan Documentation will require the approval of non-Defaulting Lenders holding more than 50% of the outstanding Senior Unsecured Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Senior Unsecured Exchange Notes that requires (or would, if any Senior Unsecured Exchange Notes were outstanding, require) the approval of all holders of Senior Unsecured Exchange Notes and (v) subject to certain exceptions consistent with the Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Senior Unsecured Bridge Loan Documentation) and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Agents and the Administrative Agent (without duplication) in connection with the syndication of the Senior Unsecured Bridge Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Unsecured Bridge Loan Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein and of a single local counsel to the Agents in each relevant jurisdiction and of a single special counsel to the Agents in each relevant specialty (except allocated costs of in-house counsel), in each case incurred in connection with the Senior Unsecured Bridge Facility and the preparation of the Commitment Letter, the Fee Letter and the Senior Unsecured Bridge Loan Documentation.

The Borrower will indemnify the Agents, the Lead Arrangers, the Lenders and their related persons and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for the Agents and Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction) and liabilities of the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether the Lead Arrangers, the Agents or any Lender is a party thereto and whether such claim, litigation or other proceeding is brought by the Borrower, its equity holders, affiliates, creditors or any other person) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Lead Arrangers, the Agents or any Lender will be indemnified for (i) (a) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (b) a material breach of the Unsecured Bridge Loan Documentation by any such persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (c) disputes that do not involve an act or omission by you or any of your affiliates and that is between and among indemnified persons (other than any claims against Barclays or MSSF in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Senior Secured Facilities or Bridge Facility or (ii) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

Governing Law:	New York.

Counsel to the Agents and Lead Arrangers:	Shearman & Sterling LLP.

ANNEX I TO EXHIBIT C

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

At the Issuer’s option, an AHYDO “catch-up” payment provision may be included and any payments thereunder will be permitted under the Senior Unsecured Term Loans, the Senior Unsecured Exchange Notes and the Notes.

Guarantees:	Same as Senior Unsecured Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Loan Documentation.

Optional Prepayment:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

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ANNEX II TO EXHIBIT C

Senior Unsecured Exchange Notes

Issuer:	The Borrower will issue the Senior Unsecured Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Senior Unsecured Exchange Notes will be available only in exchange for the Senior Unsecured Term Loans on or after the Conversion Date. The principal amount of any Senior Unsecured Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Senior Unsecured Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Senior Unsecured Term Loans to be exchanged for Senior Unsecured Exchange Notes will be $25.0 million.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

At the Issuer’s option, an AHYDO “catch-up” payment provision may be included and any payments thereunder will be permitted under the Senior Unsecured Term Loans, the Senior Unsecured Exchange Notes and the Notes.

Guarantees:	Same as Senior Unsecured Bridge Loans and Senior Unsecured Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes (and, if outstanding, prepay the Senior Unsecured Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds of all non-ordinary course asset sales by the Borrower and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities, with such proceeds being applied to the Senior Unsecured Term Loans, the Senior Unsecured Exchange Notes, and the Senior Unsecured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Bridge Documentation Principles, including, but not limited to, exceptions and baskets less restrictive than those applicable to the Senior Secured Facilities.

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C-1

Offer to Purchase upon Change of Control:	After making any payments required to be made to repay the Senior Secured Facilities, the Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a Change of Control at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	The Senior Unsecured Exchange Notes will be non-callable until the 3rd anniversary of the Closing Date. Thereafter, each such Senior Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Senior Unsecured Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is 2 years prior to the maturity of the Senior Unsecured Exchange Notes.

Prior to the 3rd anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the 3rd anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to amount equal to 35% of such Senior Unsecured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes so long as 65% of the original aggregate principal amount thereof remains outstanding.

Notwithstanding the above, Senior Unsecured Exchange Notes issued to the Agents or affiliates of the Agents will be callable at par plus accrued interest for so long as such Senior Unsecured Exchange Notes are held by the Agents or affiliates of the Agents.

The optional redemption provisions will be otherwise consistent with the Bridge Documentation Principles.

Registration Rights:	The Issuer shall use commercially reasonable efforts to file, within 360 days after the first issuance of the Senior Unsecured Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Senior Unsecured Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If within 360 days from the Issue Date (the “Effectiveness Date”), a Shelf Registration Statement has not been declared effective,

Annex II

C-2

then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Senior Unsecured Exchange Notes (which rate of additional interest shall increase by 0.25% per annum after 90 days after the Effectiveness Date to a maximum of 1.00% per annum) to the holder of such Senior Unsecured Exchange Note, to the extent that such holder is unable to freely transfer such Senior Unsecured Exchange Note, from and including the 361st day after the Issue Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note. The Issuer will also pay such additional interest to the holder of a Senior Unsecured Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement with respect to notes having terms identical to the Senior Unsecured Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Issuer offers to holders of Senior Unsecured Exchange Notes registered Substitute Notes in exchange for the Senior Unsecured Exchange Notes so long as the holders thereof will be able to freely transfer the Substitute Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Senior Unsecured Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Issuer will pay additional interest for the same periods and at the same rates as described in the previous paragraph.

Defeasance and Discharge Provisions:	Consistent with the Bridge Documentation Principles.

Modification:	Consistent with the Bridge Documentation Principles.

Right to Transfer Exchange Notes:	The holders of the Senior Unsecured Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	The indenture governing the Senior Unsecured Exchange Notes will contain such affirmative and negative covenants with respect to the Issuer and its restricted subsidiaries as are consistent with the Bridge Documentation Principles (but, in

Annex II

C-3

any event, less restrictive than those for the Senior Secured Facilities).

Events of Default:	The indenture governing the Senior Unsecured Exchange Notes will contain such events of default (including grace periods and threshold amounts) as are consistent with the Bridge Documentation Principles (but, in any event, less restrictive than those for the Senior Secured Facilities).

Governing Law:	New York.

Annex II

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EXHIBIT D

Summary of Conditions

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the satisfaction or waiver of the following conditions:

1. The Borrower and Guarantors shall have executed and delivered definitive documentation that will contain the terms set forth in the Term Sheets (the “Facilities Documentation”) and the following (the “Closing Deliverables”): (a) customary closing certificates (limited to (i) a solvency certificate from an authorized senior financial officer of the Borrower in the form attached hereto as Annex I to this Exhibit D); (ii) evidence of authority; (iii) charter documents; (iv) good standing certificates and (v) officers’ incumbency certificates), (b) customary legal opinions with respect to the Facilities and (c) a customary borrowing notice, in each case consistent with the Documentation Principles and the Funding Conditions Provision.

2. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Senior Secured Facilities shall be, consummated in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments or express waivers thereto or consents expressly contemplated thereunder that are materially adverse to the Lenders without the approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any decrease in the purchase price of 10% or less shall not be materially adverse to the Lenders so long as the equity condition in Section 3 of this Exhibit D is satisfied and such reduction is allocated ratably to reduce the Equity Contribution and the Facilities (and with respect to the Facilities, ratably to the Senior Secured Facilities and the Bridge Facility) in proportion to the actual percentages that the amount of the Equity Contribution and the Facilities bear to the pro forma total capitalization of Holdings and the subsidiaries after giving effect to the Transactions and (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by an increase in the Equity Contribution).

3. The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Senior Secured Facilities shall be, consummated.

4. Since (i) December 31, 2011 through the date hereof except as disclosed in the Company SEC Documents (as defined in the Merger Agreement) or the Company Disclosure Letter (as defined in the Merger Agreement) and (ii) the date hereof, in each case, there has not been any Company Material Adverse Effect. “Company Material Adverse Effect” shall have the meaning ascribed to it in the Merger Agreement as in effect of the date hereof with the exception that in clause (vi) thereof, prior written consent will be required from the Lenders (as defined therein) as well as by the Parent (as defined herein).

5. All costs, fees, expenses (including without limitation legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Arrangers, the Agents or the Lenders shall have been paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three business days prior to the scheduled closing.

6. To the extent that Holdings receives such information under the Merger Agreement, the Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; and (c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income).

7. As a condition to the availability of the Bridge Facility, (a) the Borrower shall have provided the Agents with (i) a customary preliminary offering memorandum containing all customary information (other than a “description of notes” and information customarily provided by the Agents or their counsel), including historical financial statements, pro forma financial statements, business and other financial data of the type and form that are customarily included under the circumstances in private placements pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, of high yield debt securities by affiliates of the Sponsors (including certain information required by Regulation S-X and Regulation S-K under the Securities Act, subject to exceptions customary for such private placements or otherwise mutually agreed, including, without limitation, the absence of (1) consolidating and other financial statements and data that would be required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, (2) any information required by Item 402 of Regulation S-K and (3) any other information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or otherwise) and (ii) drafts of customary comfort letters (which shall provide customary “negative assurance” comfort, subject to the customary procedures of the independent auditors of the Borrower for providing comfort for calendar year companies after December 31 and prior to the issuance of the year-end financial statements) by independent auditors of the Borrower, which such auditors are prepared to issue upon completion of customary procedures, in form and substance customary for private placements of high yield debt securities by affiliates of the Sponsors; and (b) the Agents shall have been afforded a period (the “Notes Marketing Period”) of at least 15 consecutive business days ending on the business day immediately prior to the Closing Date upon receipt of the information described in clause (a) to seek to privately place the Senior Unsecured Notes with qualified purchasers thereof; provided that in respect of this clause (b), if such period has not ended prior to December 21, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided, further, that such period shall not include November 22, 2012 and November 23, 2012 (it being understood that any period including such dates shall be deemed to be consecutive for purposes of the foregoing). If Holdings shall in good faith reasonably believe that the Borrower has delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a)(i) of this Paragraph 7, Merger Sub may deliver to the Agents written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have satisfied its requirements under clause (a)(i) of this Paragraph 7 on the date specified in such notice and the Notes Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Agents in good faith reasonably believe that the Borrower has not delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a)(i) of this Paragraph 7 and, within three business days after their receipt of such notice from Merger Sub, the Agents deliver a written notice to Merger Sub to that effect (stating with specificity which information is required to satisfy the Borrower’s requirements under clause (a)(i) of this Paragraph 7 for purposes of compliance with this condition only).

8. As a condition to the availability of the Senior Secured Facilities, the Borrower shall have provided the Lead Arrangers with the Confidential Information Memorandum, not less than 15 consecutive business days prior to the Closing Date (the “Bank Marketing Period”); provided that if such period has not ended prior to December 21, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided, further, that such period shall not include November 22, 2012 and November 23, 2012 (it being understood that any period including such dates shall be deemed to be consecutive for purposes of the foregoing); provided, further, that (i) you shall have no obligation to provide (a) any financial information (other than the financial statements referenced in the sixth paragraph of this Exhibit D) concerning the Company that the Company does not maintain in the ordinary course of business or (b) any other information not reasonably available to the Company under its current reporting systems, unless any such information is referred to in clause (a) or (b) above would be required so that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that nothing in this clause (i) shall be deemed to limit your and the Sponsors’ obligation to prepare Projections for use in the Confidential Information Memorandum and (ii) if you and the Sponsors shall in good faith reasonably believe that you have provided the information required to be provided by you for the Confidential Information Memorandum you may deliver to the Agents written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have satisfied the requirements under this paragraph 8 to provide such information on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Agents in good faith reasonably believe that you have not delivered the information and data required to be delivered pursuant to this paragraph 8 and, within three business days after their receipt of such notice from you, the Agents deliver a written notice to you to that effect (stating with specificity which information is required to satisfy your requirements under this paragraph 8 for purposes of compliance with this condition only).

9. The Lead Arrangers at least three days prior to the Closing Date shall have received all documentation and information as is reasonably requested in writing by the Lead Arrangers at least ten days prior to the Closing Date about the Borrower and its subsidiaries mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. Subject in all respects to the Funding Conditions Provision, (a) the Guarantees by the Guarantors shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be executed and become in full force and effect and (b) with respect to the Senior Secured Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral of the Guarantors and the Borrower shall have been executed and delivered and, if applicable, be in proper form for filing.

11. In connection with the consummation of the Transactions, all amounts outstanding under the Company’s and its subsidiaries’ existing credit facilities and other debt shall have been repaid and all commitments in respect of such existing credit facilities and other debt shall have been terminated, in each case to the extent set forth in the Merger Agreement, except for certain exceptions to be agreed.

12. The Company Representations shall be true and correct to the extent required by the Funding Conditions Provision, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Company Representations are qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

ANNEX I TO EXHIBIT D

SOLVENCY CERTIFICATE

Reference is made to (a) the Credit and Guaranty Agreement, dated as of [        ] (the “Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement), among [        ] and [(b) the [        ], dated as of [        ], among[        ].]2

The undersigned hereby certifies as follows:

1. I am the Chief Financial Officer of Holdings.

2. I have reviewed the terms of the Credit Agreement [and the Bridge Loan Agreement] and the definitions and provisions contained in the Credit Agreement [and the Bridge Loan Agreement] relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify that as of the date hereof, Holdings and its Restricted Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement [and the Bridge Loan Agreement]:

(i) The sum of the debt (including contingent liabilities) of the Holdings and its restricted subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Holdings and its restricted subsidiaries, taken as a whole.

(ii) The present fair saleable value of the assets of Holdings and its restricted subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its restricted subsidiaries, taken as a whole, on their debts as they become absolute and matured.

(iii) The capital of Holdings and its restricted subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its restricted subsidiaries, taken as a whole, contemplated as of the date hereof.

(iv) Holdings and its restricted subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

(v) For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[2]	Insert for Bridge Loan Agreement, Purchase Agreement for notes, etc.

Annex I

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The foregoing certifications are made and delivered as of [        ].

This certificate is being signed by the undersigned in his capacity as Chief Financial Officer of Holdings and not in his individual capacity.

[Signature page to follow]

Annex I

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ANNEX I TO EXHIBIT D

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[ ]

By:
Name: [ ] Title: Chief Financial Officer

Annex I

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